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                                                                    EXHIBIT 21.1

                   SUBSIDIARIES OF RENAISSANCE LEARNING, INC.

                              (As of March 2, 2002)
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Name                                                             Jurisdiction of Organization

Advantage Learning Systems Australia Proprietary Limited        Australia
Advantage Learning Systems India Private Limited                India
Renaissance Learning of Canada Co.                              Nova Scotia, Canada
Renaissance Learning UK Limited                                 United Kingdom
Athena Holdings LLC                                             Wisconsin
Generation21 Learning Systems, LLC                              Wisconsin
Renaissance Corporate Services, Inc.                            Washington
RL Investments, Inc.                                            Nevada
RL Asset Management, Inc.                                       Nevada

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